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EXHIBIT 10.8



                 AGREEMENT CONCERNING THE REIMBURSEMENT OF FEES

                                      AMONG

                     THE CONNECTICUT LIGHT AND POWER COMPANY

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                                       AND

                           MODE 1 COMMUNICATIONS, INC.

                                       AND

                                NEON OPTICA, INC.

                                NOVEMBER 5, 2004


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                 AGREEMENT CONCERNING THE REIMBURSEMENT OF FEES

This Agreement Concerning the Reimbursement of Fees (this "Agreement") is entered into as of November 5, 2004 among The Connecticut Light and Power Company, a Connecticut corporation, Western Massachusetts Electric Company, a Massachusetts corporation, Public Service Company of New Hampshire, a New Hampshire corporation, and Mode 1 Communications, Inc., a Connecticut corporation, ("Mode 1"), on the one hand, and NEON Optica, Inc., a Delaware corporation ("NEON") on the other.

                              W I T N E S S E T H:

WHEREAS, The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Public Service Company of New Hampshire ("PSNH" and collectively with CL&P and WMECO, the "NU Companies") and Northeast Utilities Service Company ("NUSCO"), each an affiliate of Mode 1, on the one hand and NEON, on the other hand, are parties to the Second Amended and Restated Agreement for the Provision of Fiber Optic Facilities and Services (Phase 1), dated as of December 23, 2002 ("Phase 1 Agreement") and to the Second Amended and Restated Agreement for the Provision of Fiber Optic Facilities and Services (Phase 2), dated as of December 23, 2002 ("Phase 2 Agreement" and collectively with the Phase 1 Agreement, the "Fiber Agreements"), pursuant to which the NU Companies have agreed to grant to NEON the right to use certain of its transmission structures and other facilities and to grant the use of certain of the fiber filaments in the NU Companies' fiber optic cable to NEON in exchange for payment of certain annual payments and other fees; and

WHEREAS, Mode 1, the NU Companies and NUSCO are parties with NEON and its parent company, NEON Communications, Inc., to a Common Stock Purchase Agreement dated as of December 23, 2002 (the "Common Stock Purchase Agreement"), pursuant to which Mode 1 acquired shares of common stock of NEON Communications, Inc.; and

WHEREAS, pursuant to the Common Stock Purchase Agreement, NEON has the right to request reimbursement from Mode 1 of any amounts due from NEON to the NU Companies, under the Fiber Agreements or otherwise, up to $3.5 million through December 31, 2004, in exchange for the issuance to Mode 1 of additional shares of common stock by NEON Communications, Inc.; and

WHEREAS, NEON has previously sought reimbursement from Mode 1 of certain amounts due and payable by NEON to the NU Companies and will be seeking reimbursement from Mode 1 of certain amounts due and payable by NEON to the NU Companies during 2004 in exchange for additional shares of common stock of NEON Communications, Inc.; and

WHEREAS, NEON, the NU Companies and Mode 1 now wish to enter into a payment reimbursement arrangement for amounts due from NEON to the NU Companies, under the Fiber Agreements or otherwise, beginning January 1, 2005 through December 31, 2007, pursuant to the terms hereof.

WHEREAS, NEON Communications, Inc. approved the issuance of the additional shares to Mode 1 in 2004 at $6.06 per share, the estimated fair market value, which is consideration for Mode 1 entering into this Agreement.

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NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions contained in this Agreement, the parties agree as follows:

1. Payment and Reimbursement of Fees owed to the NU Companies

         (a) Beginning January 1, 2005, and each year thereafter during the term of this Agreement, Mode 1 and NEON will mutually agree by January 31 of each such year on a reasonable estimate of all fees, under the Fiber Agreements or otherwise, due or to become due to each of CL&P, WMECO and PSNH for such year (such amount to include the true-up amount, if any, for the previous year as determined under paragraph 2 hereof), and Mode 1 shall send an invoice to NEON setting forth such amount (the "January Invoice"); PROVIDED, HOWEVER, that failure to provide such an invoice shall not affect NEON's obligations to pay any and all fees owed to Mode 1 hereunder or the NU Companies under the Fiber Agreements.

         (b) After Mode 1 and NEON agree on the amount of the January Invoice, Mode 1 shall pay the NU Companies, on behalf of NEON, all undisputed amounts on the January Invoice, with such payments being made to the NU Companies when such payments are due and payable; provided that Mode 1 shall not be required to make any payments to the NU Companies hereunder if NEON is in default of any terms hereof or in default of any payment obligations hereunder. Subject to paragraph 3 hereof, so long NEON is not in default hereunder, the NU Companies agree to forebear from exercising any rights against NEON that each may have under the Fiber Agreements as a result of the failure of Mode 1 to make the payments required hereunder.

         (c) NEON shall pay Mode 1, in four equal installments payable on a quarterly basis, all amounts on the January Invoice. These amounts shall be payable by NEON to Mode 1 on March 31, June 30, September 30 and December 31 of each year. NEON shall have a period of thirty (30) days from such quarterly due date to make such payments (i.e., within thirty (30) days of March 31, June 30, September 30 and December 31 of each year).

         (d) If payments by NEON are not made within such thirty (30) day period after each quarterly due date, a default interest rate of 1.0% per month shall accrue on any unpaid balance, or unpaid portion thereof, until paid.

         (e) In the event such amounts due from NEON hereunder, or a portion thereof, remain unpaid for forty-five (45) days after the quarterly due date, such failure to pay shall be deemed a default under this Agreement and, as a result, Mode 1 shall have the right to terminate this Agreement after five (5) days written notice of such default to NEON, within which five day period NEON may cure such default. Mode 1 may reserve, however, all rights it may have against NEON, including the right to sue NEON for all unpaid amounts and resulting damages. In the event of a termination of this Agreement by Mode 1 pursuant to this paragraph, (i) Mode 1 shall no longer be obligated to make any additional payments on


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              the January Invoice to the NU Companies on NEON's behalf, which obligation shall revert to being an obligation of NEON, (ii) the NU Companies shall refund to Mode 1 all amounts paid by Mode 1 on behalf of NEON and not reimbursed by NEON and (iii) the NU Companies may proceed directly against NEON for such payments under the Fiber Agreements or otherwise as if such payments had not been made. In no event shall this Agreement be deemed to be a waiver of any of the NU Companies' rights under the Fiber Agreements or otherwise.

2. True-up

         At the end of each year, Mode 1 shall true up the estimated amounts set forth in the previous January Invoice to the amounts actually due for such year, and shall provide a statement to NEON by January 10 of the following year, showing such true-up amount; PROVIDED, HOWEVER, that failure to provide such a statement shall not (i) affect NEON's obligations to pay any and all fees owed to Mode 1 and the NU Companies or (ii) affect Mode 1's obligation to credit or refund excess payments made by NEON to Mode 1. If NEON objects to the amount of the true-up, it shall notify Mode 1 by January 20 (or the next succeeding business day) of the amounts in dispute. The parties shall negotiate in good faith to resolve the dispute and agree on the balance of the true-up. Such negotiations shall not excuse NEON from making the balance of its quarterly payments. The undisputed amounts shall be reflected in and included in the next succeeding January Invoice and be payable in the same manner as the other amounts included in the January Invoice, EXCEPT THAT, in the case of the true-up for the year ending December 31, 2007, such amount shall be due within thirty
(30) days of the agreement between the parties of such true-up amount.

3. Disputes

         If NEON and Mode 1 are unable to agree on the amount to be included in a January Invoice prior to March 1 of such year, Mode 1 shall pay to the NU Companies, at the request of and on behalf of NEON, any undisputed amount (or undisputed portion of amounts due) in accordance with Section 1(b) of this Agreement and NEON shall reimburse Mode 1 for such amount in accordance with
Section 1(c) of this Agreement. Once the disputed amount is resolved and agreed upon by Mode 1 and NEON, NEON shall either pay such corrected amount directly to the respective NU Companies or request Mode 1 to pay such amount ("Additional Amount"). If so requested, Mode 1 shall promptly pay such Additional Amount when due to the NU Companies and NEON shall reimburse Mode 1 for such Additional Amount payable in accordance with paragraph 1(c) above.

4. Term

         The term of this Agreement shall commence on January 1, 2005 and, unless terminated earlier pursuant to paragraph 1(e) hereof, this Agreement shall remain in full force and effect until the earlier of (i) the date when the Fiber Agreements are no longer in full force and effect and (ii) December 31, 2007. Notwithstanding the foregoing, the true-up provisions of paragraph 2 hereof shall survive the termination or expiration of this Agreement until all amounts due are paid or refunded as the case may be.

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5. Governing Law.

         This Agreement shall be governed in all respects by the laws of the State of Connecticut as applied to contracts made and to be fully performed entirely within such state between residents of such state.

6. Successors and Assigns.

         Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding the foregoing, this Agreement may not be assigned by any party hereto (whether directly by assignment or indirectly through merger, consolidation or reorganization of any party) without the prior written consent of the other parties, except that, without the prior consent of NEON and the NU Companies, Mode 1 may assign its rights, obligations and interest hereunder, either directly or by merger, sale of assets or other consolidation, to any parent, subsidiary or affiliate of Mode 1 which shall control, be under the control of or be under common control with Mode 1.

7. Entire Agreement, Amendment.

         This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the parties hereto.

8. Notices, Etc.

         All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or five (5) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed (a) if to Mode 1, then to David R. McHale, Vice President and Treasurer, 107 Selden Street, Berlin, CT 06037, or at such other address as such company shall have furnished to NEON in writing, with a copy to Gregory B. Butler, Senior Vice President, Secretary and General Counsel, at the same address, and (b) if to the NU Companies, then addressed to such companies, attention Manager of Real Estate and Land Planning with a copy to the Director of Transmission Engineering, 107 Selden Street, Berlin, CT 06037, or at such other address as such company shall have furnished in writing to NEON, with a copy to Gregory B. Butler, Senior Vice President, Secretary and General Counsel, a the same address, (c) if to NEON, at 2200 West Park Drive, Westborough, MA 02154 and addressed to the attention of Chief Financial Officer, with a copy to the President and Chief Executive Officer and a copy to the Company's General Counsel, or at such other address as NEON shall have furnished to Mode 1 and the NU Companies in writing.

9. Delay or Omissions.

         No delay or omission to exercise any right, power or remedy accruing upon any breach or default under this Agreement, shall impair any such right, power or remedy of the other party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single


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breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of party of any breach or default under this Agreement, or any waiver on the part of such holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

10. Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the party actually executing such counterparts, and all of which together shall constitute one instrument.

11. Severability.

         In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.



                           [SIGNATURE PAGE TO FOLLOW]



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NEON OPTICA, INC.


By:
    --------------------------------------
Name:
      --------------------------------------
Title:
      --------------------------------------

MODE 1 COMMUNICATIONS, INC.
THE CONNECTICUT LIGHT AND POWER COMPANY
WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE


By:
    --------------------------------------
Name:
      --------------------------------------
Title:
      --------------------------------------
of Northeast Utilities Service Company,
as Agent for each of the Above Companies


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